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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RED ROBIN GOURMET BURGERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RED ROBIN GOURMET BURGERS, INC.
6312 South Fiddler's Green Circle, Suite 200N
Greenwood Village, CO 80111
(303) 846-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2009

To our Stockholders:

        The annual meeting of stockholders of Red Robin Gourmet Burgers, Inc. will be held at 9:00 a.m. MDT, on Thursday, May 28, 2009, at our corporate headquarters, located at 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, for the following purposes:

  1)
  To elect J. Taylor Simonton, James T. Rothe and Richard J. Howell as Class I directors of the Company for three-year terms;

  2)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2009; and

  3)
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 6, 2009 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

        Your attention is directed to the accompanying proxy statement, which includes information about the matters to be considered at the annual meeting and certain other important information. We encourage you to carefully review the entire proxy statement.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2009:

        The proxy statement and proxy card are available at http://www.redrobin.com/eproxy.htm.

        We cordially invite you to attend the annual meeting. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. Mailing your completed proxy card will not prevent you from voting in person at the meeting if you wish to do so.

        Accompanying this notice and proxy statement is a copy of our 2008 Annual Report on Form 10-K.

By Order of the Board of Directors,

Dennis B. Mullen Chairman and Chief Executive Officer

Greenwood Village, Colorado
April 17, 2009

i

RED ROBIN GOURMET BURGERS, INC.
6312 South Fiddler's Green Circle, Suite 200N
Greenwood Village, CO 80111
(303) 846-6000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009

        The board of directors of Red Robin Gourmet Burgers, Inc. (the "Company") is soliciting the enclosed proxy for use at our annual meeting of stockholders to be held on Thursday, May 28, 2009, beginning at 9:00 a.m. MDT, at our corporate headquarters, located at 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, and at any time and date to which the annual meeting may be properly adjourned or postponed. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders describe the purpose of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April 17, 2009. The proxy statement and proxy card are also available at http://www.redrobin.com/eproxy.htm.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will vote on the following two items of business:

  1.
  Election of J. Taylor Simonton, James T. Rothe and Richard J. Howell as Class I directors of the Company for three-year terms; and

  2.
  Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2009.

        You will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the Board's recommendations?

        Our board of directors recommends that you vote:

  •
  FOR election of each of the three (3) nominated directors (see Proposal 1); and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2009 (see Proposal 2).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

        As of April 6, 2009, the record date for the meeting, we had 15,527,228 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on all items being voted on at the meeting. You can vote all of the shares that you owned on the record date. These shares include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

        Beneficial Owner.    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

        Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who may attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 6, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How may I vote my shares in person at the annual meeting?

        Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

How may I vote my shares without attending the annual meeting?

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

May I change my vote or revoke my proxy after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 6312 South Fiddler's Green

Circle, Suite 200N, Greenwood Village, Colorado 80111; or (2) executing and delivering a later dated proxy. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy for which it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

        Election of Directors.    In the election of directors, the three candidates will be elected by a plurality of affirmative votes.

        Ratification of Deloitte & Touche LLP.    The affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy will be required for approval.

        A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

        If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any of the proposals expected to be presented at the meeting, shares that constitute broker non-votes will not be included in the vote totals, and therefore, will have no effect on the outcome of the vote of any of the proposals.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

How may I vote on each of the proposals?

        In the election of directors, you may vote FOR any or all of the three nominees, or your vote may be WITHHELD with respect to any or all of the nominees. For the other matters, you may vote FOR or AGAINST each proposal, or you may indicate that you wish to ABSTAIN from voting on a proposal.

Who will count the proxy votes?

        Votes will be counted by our transfer agent, American Stock Transfer & Trust Company, which has been appointed to act as the inspector of election for the annual meeting.

How will voting on any other business be conducted?

        We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Dennis B. Mullen or Katherine L. Scherping or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for Class I director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

        No action is proposed herein for which the laws of the state of Delaware or our bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

How do I submit a stockholder proposal for consideration at next year's annual meeting?

        Proposals for Inclusion in Proxy Statement.    For your proposal or director nomination to be considered for inclusion in our proxy statement for next year's meeting, your written proposal must be received by our corporate secretary at our principal executive office no later than December 18, 2009. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with Securities and Exchange Commission (SEC) regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and our bylaws.

        Proposals to be Addressed at Meeting (but not included in proxy statement).    In order for you to raise a proposal (including director nominations) from the floor during next year's meeting, our corporate secretary must receive a written notice of the proposal no later than March 4, 2010 and no earlier than February 2, 2010, and it must contain the additional information required by our bylaws. All proposals received after March 4, 2010 will be considered untimely. You may obtain a complete copy of our bylaws by submitting a written request to our corporate secretary at our principal executive office. If we change the date of next year's meeting by more than 30 days from the date contemplated at this year's meeting, in order for the proposal to be timely, we must receive your written proposal at least 90 days before the date of next year's meeting or no more than 10 days following the day on which the meeting date is publicly announced.

STOCK OWNERSHIP OF CERTAIN PERSONS

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership for each table is based on 15,527,288 shares of common stock outstanding as of March 31, 2009.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding beneficial owners of more than 5% of our common stock as of March 31, 2009. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	1,672,100	10.8%
AXA Assurances I.A.R.D. Mutuelle(2)	1,618,079	10.5%
FMR LLC(3)	1,190,976	7.7%
Michael J. Snyder(4)	1,101,635	7.1%
Barclays Global Investors, N.A.(5)	1,061,646	6.8%
Massachusetts Financial Services Company(6)	880,800	5.7%
Thomson Horstmann & Bryant, Inc.(7)	796,500	5.1%

(1)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2009. The address of this reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202. At the time of filing, the reporting person reported being a registered investment advisor that has sole voting power over 240,650 shares and sole dispositive power over 1,672,100 shares.

(2)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on April 10, 2009. The Schedule 13G/A was filed on behalf of AXA, an insurance company which owns AXA Financial, Inc., a parent holding company and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, a group of insurance companies referred to as "Mutuelles AXA" which, as a group, in turn control AXA and AXA Rosenberg Investment Management LLC. AXA Rosenberg Investment Management LLC has voting power over 123,570 shares and dispositive power over 326,843 shares. The address of the Mutuelles AXA reporting group is 26, rue Drouot, 75009 Paris, France, the address of AXA is 25, avenue Matignon, 75008 Paris, France and the address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. AXA Financial, Inc., in its capacity as parent holding company, owns (a) AllianceBernstein L.P., an investment adviser that has voting power over 1,056,036 shares and dispositive power over 1,162,236 shares; and (b) AXA Equitable Life Insurance, an insurance company and an investment adviser that has voting and dispositive power over 129,000 shares.

(3)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 17, 2009. The Schedule 13G/A was filed on behalf of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, with an address of 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that they had sole power to dispose or to direct the disposition of 1,190,976 shares. These shares are beneficially owned through Fidelity Management and Research Company, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, wholly owned subsidiaries of FMR LLC, and Fidelity International Limited, a partnership controlled by the Johnson family.

(4)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The address of the reporting person is 1301 5th Avenue, Suite 3525, Seattle, Washington 98101.

(5)
This disclosure is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (Barclays), Barclays Global Fund Advisors ("BG Fund"), Barclays Global Investors, LTD (BGI LTD), Barclays Global Investors Japan Limited (BGI Japan), Barclays Global Investors Canada Limited (BGI Canada), Barclays Global Investors Australia Limited (BGI Australia) and Barclays Global Investors (Deutschland) AG (BGI Germany). Barclays reports sole voting power with respect to 326,672 shares and sole dispositive power with respect to 403,759 shares; BG Fund reports sole voting power with respect to 471,554 shares and sole dispositive power with respect to 647,571 shares; BGI LTD reports sole voting power with respect to 485 shares and sole dispositive power with respect to 10,316 shares; and BGI Japan, BGI Canada, BGI Australia and BGI Germany report voting and dispositive power with respect to 0 shares. The address for Barclays and BG Fund is 400 Howard Street, San Francisco, California 94105; the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; the address for BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan; the address for BGI Canada is Brookfield Place 161 Bay Street, Suite 2500, Toronto, Canada, Ontario M5J 2S1; the address for BGI Australia is Level 43, Grosvenor Place, 225 George Street, Sydney Australia NSW 1220; and the address for BGI Germany is Apianstrasse 6, D-85774 Unterfohring, Germany. The shares reported are held by the Barclay's in trust accounts for the economic benefit of the beneficiaries of these accounts.

(6)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 2, 2009. The address of this reporting person is 500 Boylston Street, Boston, Massachusetts 02116. At the time of filing, the reporting person reported being a registered investment advisor that has sole voting and sole dispositive power over 880,800 shares.

(7)
This disclosure is based on a Schedule 13G filed with the SEC on February 13, 2009. The address of this reporting person is Park 80 West, Plaza One, Saddle Brook, NJ 07663. At the time of filing, the reporting person reported being a registered investment advisor that has sole voting power over 515,899 and sole dispositive power over 796,500 shares.

 Stock Ownership of Directors and Management

        The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of March 31, 2009 by:

  •
  each of our directors, including the board's nominees for election or re-election;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all directors and current executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dennis B. Mullen(2)	192,188	1.2%
Katherine L. Scherping(3)	10,500	*
Todd A. Brighton(4)	55,362	*
Eric C. Houseman(5)	52,369	*
Annita M. Menogan(6)	10,604	*
Susan Lintonsmith(7)	8,589	*
Edward T. Harvey(8)	33,125	*
Richard J. Howell(9)	22,925	*
Pattye L. Moore(10)	14,000	*
James T. Rothe(11)	26,325	*
J. Taylor Simonton(12)	22,625	*
Gary J. Singer(13)	32,143	*
Directors and Executive Officers as a group (12 persons)(14)	480,755	3.1%

*
Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.

(1)
If a stockholder holds options or other securities that are currently exercisable or exercisable within 60 days of March 31, 2009, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder's percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)
Consists of 112,188 shares of restricted stock held directly by Mr. Mullen and 80,000 shares of common stock held directly by Mr. Mullen. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 50,000 of the shares, such shares vest in two equal installments of 25,000 shares each on December 31st of each of 2009 and 2010, (b) with regard to 4,688 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, (c) with regard to 50,000 of the shares, such shares shall vest in two equal installments on December 31st of each of 2011 and 2012; provided that certain performance metrics for the year ended December 31, 2009 have been met, and (d) with regard to 7,500 shares, such shares shall vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(3)
Consists of 4,875 shares of restricted stock, 3,625 shares of common stock held directly by Ms. Scherping, 2,000 shares held by Ms. Scherping in joint tenancy with her husband, and excludes 3,000 shares of common stock held by Ms. Scherping's husband of which she disclaims beneficial ownership. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,875 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, and (b) with regard to 3,000 of the shares, such shares vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(4)
Consists of 4,875 shares of restricted stock held directly by Mr. Brighton, 10,821 shares of common stock held directly by Mr. Brighton, and 39,666 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,875 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, and (b) with regard to 3,000 of the shares, such shares vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(5)
Consists of 9,750 shares of restricted stock held directly by Mr. Houseman, 18,619 shares of common stock held directly by Mr. Houseman and 24,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 3,750 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, and (b) with regard to 6,000 of the shares, such shares vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(6)
Consists of 4,875 shares of restricted stock held directly by Ms. Menogan and 5,104 shares of common stock held directly by Ms. Menogan. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,875 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, and (b) with regard to 3,000 of the shares, such shares vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(7)
Consists of 4,875 shares of restricted stock held directly by Ms. Lintonsmith and 3,714 shares of common stock held directly by Ms. Lintonsmith. The restricted stock is subject to certain forfeiture restrictions that vest as follows: (a) with regard to 1,875 of the shares, such shares vest in three equal installments on February 26th of each of 2010, 2011 and 2012, and (b) with regard to 3,000 of the shares, such shares vest in four equal installments on February 24th of each of 2010, 2011, 2012 and 2013.

(8)
Consists of 625 shares of restricted stock held directly by Mr. Harvey, 15,000 shares of common stock held by Mr. Harvey in joint tenancy with his wife and 17,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(9)
Consists of 625 shares of restricted stock held directly by Mr. Howell, 4,000 shares of common stock held by Mr. Howell in joint tenancy with his wife, 800 shares of common stock held indirectly in trusts for the benefit of Mr. Howell's children and 17,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(10)
Consists of 625 shares of restricted stock held directly by Ms. Moore, 6,500 shares of common stock held indirectly by an entity owned and managed by Ms. Moore and her husband and 6,875 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(11)
Consists of 625 shares of restricted stock held directly by Mr. Rothe and 3,200 shares of common stock held directly by Mr. Rothe and 22,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(12)
Consists of 625 shares of restricted stock held directly by Mr. Simonton, 4,500 shares of common stock held directly by Mr. Simonton and 17,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(13)
Consists of 625 shares of restricted stock held directly by Mr. Singer, 9,018 shares of common stock held indirectly by Mr. Singer as trustee of the Singer Family Trust UAD 8/10/2000, as amended, and 22,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009. The restricted stock is subject to certain forfeiture restrictions that vest on the first anniversary of the date of grant, May 28, 2009.

(14)
Includes 168,041 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009.

Equity Compensation Plan Information

        We maintain six equity-based compensation plans—the 1996 Stock Option Plan (the 1996 Stock Plan), the 2000 Management Performance Common Stock Option Plan (the 2000 Stock Plan), the 2002 Stock Incentive Plan (the 2002 Stock Plan), the 2004 Performance Incentive Plan (the 2004 Plan), the 2007 Amended and Restated Performance Incentive Plan (the 2007 Plan) and the Employee Stock Purchase Plan (the ESPP). Our stockholders have approved each of these plans.

        The following table sets forth for our equity compensation plans in the aggregate, the number of shares of our common stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 28, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,084,546	(1)	$37.73	1,357,436	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	2,084,546			1,357,436

(1)
This aggregate amount of 2,084,546 consists of the following number of options then outstanding under each of the plans:

3,448	—	1996 Stock Plan
48,672	—	2000 Stock Plan
190,191	—	2002 Stock Plan
1,243,072	—	2004 Plan
599,163	—	2007 Plan

  As of February 11, 2009, upon expiration of the Company's tender offer for certain outstanding options, the aggregate number of options outstanding under the plans was 505,249, and consisted of the following:

862	—	1996 Stock Plan
48,672	—	2000 Stock Plan
189,920	—	2002 Stock Plan
146,358	—	2004 Plan
119,437	—	2007 Plan
(2)
Of the aggregate number of shares that remained available for future issuance as of December 28, 2008, 210,749 shares were available for issuance under the ESPP and 1,146,687 shares were available for issuance under the 2007 Plan. As of February 11, 2009, there were 195,982 and 1,626,413 shares available under the ESPP and 2007 Plan, respectively. Any shares subject to options granted under the 1996 Stock Plan, the 2000 Stock Plan, the 2002 Stock Plan or the 2004 Plan that are not exercised before they expire or are terminated will expire and not be available for additional award grants. No new awards may be granted under the 1996 Stock Plan, the 2000 Stock Plan, the 2002 Stock Plan or the 2004 Plan.

PROPOSAL 1
ELECTION OF DIRECTORS

General

        As of the date of this proxy statement, our board of directors consists of seven directors. Our amended and restated certificate of incorporation provides for three classes of directors with staggered three-year terms. Class I currently consists of three directors whose terms expire at this annual meeting; Class II currently consists of two directors whose terms expire at our 2010 annual meeting; and Class III currently consists of three directors whose terms expire at our 2011 annual meeting.

        Our board of directors has nominated J. Taylor Simonton, James T. Rothe and Richard J. Howell to continue to serve as our Class I directors. If elected, Messrs. Simonton, Rothe and Howell will continue to serve in office until our annual meeting in 2012 and until their successors have been duly elected and qualified, or until the earlier of their respective deaths, resignations or retirement.

        Messrs. Simonton, Rothe and Howell have each consented to be named as a nominee in this proxy statement, and we expect that Messrs. Simonton, Rothe and Howell will be able to serve if elected. Should any of Messrs. Simonton, Rothe and Howell become unable or unwilling to accept his nomination for election, our board of directors can name a substitute nominee and the persons named as proxies in the proxy card, or their nominees or substitutes, will vote your shares for such substitute nominee unless an instruction to the contrary is written on your proxy card.

Directors and Nominees

        Below, you can find the principal occupation and other information about each of the Class I directors and each of the other directors whose term of office will continue after the meeting.

Director Nominees—Class I Directors

        J. Taylor Simonton, 64, joined the Company as a director in September 2005. Mr. Simonton spent 35 years at PricewaterhouseCoopers LLP, including 23 years as an audit partner in the firm's Accounting and Business Advisory Services practice before retiring in 2001. Until February 2007, Mr. Simonton served on the Board of Directors of Fischer Imaging Corporation, a public company that designed, manufactured and marketed specialty medical imaging systems, and served as its audit committee chair. He is currently the audit committee chair of Zynex, Inc., a public company that manufactures and markets medical devices for the electrotherapy and stroke and spinal injury rehabilitation markets. Mr. Simonton is also lead director and audit committee chair of Keating Capital, Inc., a publicly reporting closed-end investment fund that makes non-controlling investments in private and small market cap public companies. Mr. Simonton was appointed chair of the Company's audit committee in October 2005.

        James T. Rothe, 65, joined the Company as a director in October 2004. Mr. Rothe has served since January 2004 as Managing Director and co-founder of Roaring Fork Capital Management, LLC, which is the General Partner of Roaring Fork Capital SBIC, LP with offices in Colorado Springs and Denver, Colorado and Dallas, Texas. Mr. Rothe is a Trustee since January 1997 of the Janus Funds based in Denver, Colorado. Mr. Rothe is a Professor Emeritus of the College of Business at the University of Colorado at Colorado Springs where he served as Professor 1986-2004 and Dean of the College 1986-1994. Mr. Rothe was appointed chair of the Company's compensation committee in January 2005.

        Richard J. Howell, 66, joined the Company as a director in September 2005. Mr. Howell was an audit partner with Arthur Andersen LLP for over 25 years before retiring in 2002. Since January 2004, Mr. Howell has been an adjunct professor of auditing at the Cox School of Business at Southern Methodist University, and he served in a similar capacity from August 2002 to December 2003 at the Neely School of Business, at Texas Christian University. Mr. Howell is a trustee of the LKCM Funds, a group of mutual funds managed by Luther King Capital Management, and also serves as the Chairman of the Audit and Compliance Committees.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders—Class II Directors

        Edward T. Harvey, 61, joined the Company as a director in May 2000 and was appointed Lead Director in August 2005. From April 1990 to December 2003, he was a partner with Quad-C, a private equity investment firm located in Charlottesville, Virginia. From 1975 to April 1990, Mr. Harvey held various positions at W. R. Grace & Co., principally in corporate development, acquisitions and planning.

        Gary J. Singer, 56, joined the Company as a director in June 1993. Since 1977, Mr. Singer has been associated with the law firm of O'Melveny & Myers LLP, Newport Beach, California and has been a partner in the law firm since 1985. Mr. Singer was appointed chair of the Company's nominating and governance committee in October 2005.

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Stockholders—Class III Directors

        Pattye L. Moore, 51, joined the Company as a director in August 2007. Ms. Moore previously served as a director of Sonic Corp. from January 2000 to January 2006, and served as its president from January 2002 to October 2004. She also serves on the boards of directors of ONEOK, Inc., a publicly-held diversified energy company and the fifth largest gas distribution company in the United States, and of QuikTrip Corporation, a privately-held gas and convenience store retailer. Ms. Moore is the sole owner of Pattye Moore & Associates, LLC, a marketing and strategic consulting services company.

        Dennis B. Mullen, 65, was appointed chief executive officer and chairman of the Company in August 2005 and has served as a director of the Company since December 2002. Mr. Mullen has served as a trustee of the Janus Investment Fund since 1971, the Janus Aspen Series since 1993, and the Janus Adviser Series since 2000, all of which he served as chairman from 2004 through 2007. In addition, Mr. Mullen has served as a trustee of Janus Capital Funds Plc since 2004. Mr. Mullen has more than 30 years experience as a corporate executive in the restaurant industry, and has served as chief executive officer for several restaurant chains, including Cork & Cleaver Restaurants of Denver, Colorado; Pedro Verde's Mexican Restaurants, Inc., of Boulder, Colorado; Garcia's Restaurants, Inc., of Phoenix, Arizona; and BCNW, a franchise of Boston Chicken, Inc., in Seattle, Washington. Mr. Mullen started his professional career at PricewaterhouseCoopers and also served as the chief financial officer for Lange Ski Boots.

Required Vote

        The three persons receiving the highest number of "FOR" votes from stockholders in the election of directors at the annual meeting will be elected.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR the re-election of Mr. Simonton, FOR the re-election of Mr. Rothe, and FOR the re-election of Mr. Howell as Class I directors on our board of directors.

 CORPORATE GOVERNANCE

Board Membership and Director Independence

        Our board of directors has determined that each of Edward T. Harvey, Richard J. Howell, Pattye L. Moore, James T. Rothe, J. Taylor Simonton and Gary J. Singer qualifies as an independent director under rules promulgated by the SEC and The NASDAQ Stock Market® listing standards. Accordingly, all members of each board committee are independent in accordance with the NASDAQ Stock Market® listing standards. Edward T. Harvey serves as our Lead Director. There are no family relationships among any of our executive officers, directors or nominees for directors.

        During fiscal year 2008, the board of directors held 8 formal meetings in addition to a number of informal telephone conferences. Each of our current directors attended at least 75% of the aggregate total of meetings of the board of directors and committees on which he or she served. The independent directors of the Company meet quarterly throughout the year and as necessary or appropriate in executive sessions at which members of management are not present.

        The board of directors strongly encourages each of the directors to attend the annual meeting of stockholders. All of our directors attended our 2008 annual meeting.

Stockholder Communications with the Board of Directors

        You may communicate with any director, the entire board of directors, the independent directors or any committee by sending a letter to the director, the board of directors, or the committee addressed to: Board of Directors, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, CO 80111, or by sending an e-mail to: Board@redrobin.com. The Company's chief legal officer will review all communications, categorize them, and forward them to the appropriate board member. Messages pertaining to administrative matters, ordinary business matters, personal grievances, and similar issues will be forwarded to the appropriate member of management.

        With respect to issues arising under the Company's Code of Ethics, you may also communicate directly with the chair of the audit committee or the compliance officer in the manner provided in the Company's Problem Resolution and Whistleblower Policy and Reporting Procedures. Both the Code of Ethics and the Problem Resolution and Whistleblower Policy and Reporting Procedures may be found on the Company's website at: www.redrobin.com.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The full text of all of the charters for each board committee is available on the Company's website at www.redrobin.com.

        Audit Committee.    The audit committee is currently comprised of J. Taylor Simonton (chair), Edward T. Harvey, and Richard J. Howell, and operates pursuant to a written charter. The audit committee oversees and reviews the preparation and disclosure of the Company's consolidated financial statements and the preparation and filing of periodic financial reports, which include the requisite certifications by the chief executive officer and chief financial officer. The audit committee is also responsible for selecting and retaining the independent registered public accounting firm; approving the budget for fees to be paid to the independent registered public accounting firm for audit services and for appropriate non-audit services; overseeing the relationship between the Company and the independent registered public accounting firm and acting as the board of directors' primary avenue of communication with them; and selecting, retaining and overseeing the internal audit function of the Company. The audit committee's responsibilities also include other matters as set forth in its charter.

        The board also has determined that each of Mr. Simonton, Mr. Harvey and Mr. Howell is an "audit committee financial expert" as defined by rules adopted by the SEC. A discussion of the role of the audit committee is provided under "Audit Committee Report."

        The audit committee met 12 times in fiscal year 2008.

        Compensation Committee.    The compensation committee is currently comprised of James T. Rothe (chair), Pattye L. Moore and Gary J. Singer, and operates pursuant to a written charter. Functions performed by the compensation committee include: developing and recommending to the board of directors an annual performance evaluation of our chief executive officer and other executive officers; approving salary and short-term and long-term incentive compensation programs for all senior executives; and reviewing and adopting employee benefit plans.

        The specific nature of the compensation committee's responsibilities as they relate to executive officers is set forth under "Compensation Discussion and Analysis."

        The compensation committee held 12 formal meetings in addition to several informal meetings in fiscal year 2008.

        Nominating and Governance Committee.    The nominating and governance committee is currently comprised of Gary J. Singer (chair), Pattye L. Moore and Richard J. Howell, and operates pursuant to a written charter. The nominating and governance committee identifies, evaluates and recommends to the board of directors candidates for appointment or election to the board, as appropriate. The committee meets annually during the fourth quarter to determine whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets at other times as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for the Company's needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

        A stockholder may submit the name of a director candidate for consideration by the nominating and governance committee by writing to: Nominating and Governance Committee, Red Robin Gourmet Burgers, Inc., 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, CO 80111. The stockholder must submit the following information in support of the candidate: (a) the name and address of the stockholder recommending the candidate; (b) a representation that the stockholder recommending the candidate is a stockholder of record of the Company's stock or other verification that the person recommending the candidate is a beneficial owner of the Company's stock; (c) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the stockholder's submission of the candidate's name for consideration, and identifying such person or persons by name, address and affiliation with the stockholder, the candidate, and the Company, if any; (d) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the board were to nominate the candidate for election as a director or if the board were to appoint the candidate as a director; (e) the consent of the candidate to be identified to the board for consideration and to be identified in the proxy; and (f) the consent of the candidate to serve as a director if elected. The committee may refuse to consider any candidate for whom the stockholder fails to provide the information mentioned above.

        In evaluating a director candidate, the nominating and governance committee will consider the candidate's independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders.

        The nominating and governance committee recommends director candidates for nomination to the board. The board determines which candidates to nominate or appoint, as appropriate, after considering the recommendation of the committee.

        The nominating and governance committee met 7 times in fiscal year 2008.

Certain Relationships and Related Transactions

Transactions with Related Persons

        Consulting Agreement with Former Executive Officer.    On February 19, 2008, the Company entered into a consulting agreement with Mr. Woods, our former senior vice president and chief knowledge officer, which replaced Mr. Woods' employment agreement with the Company, dated January 7, 1997. Pursuant to the agreement, Mr. Woods' employment terminated on April 2, 2008 after which he became an independent consultant to the Company. The agreement provides that the Company will pay Mr. Woods $300 per hour for hours worked on an as-needed basis from April 3, 2008 to October 3, 2009. Mr. Woods will be reimbursed for reasonable travel and similar out-of-pocket expenses incurred in the performance of his services. He will be provided with an office and standard office equipment when providing consulting services to the Company. Stock options previously awarded to Mr. Woods will continue to vest and be exercisable on their terms as long as the agreement is in effect. The agreement may be cancelled by either party upon written notice. The agreement also confirms that pursuant to his former employment agreement, Mr. Woods was entitled to receive, following termination of his employment, one year's salary at his then-current rate of $300,000 annually, paid monthly. Mr. Woods' last salary payment was made on April 3, 2009.

Review, Approval or Ratification of Transactions with Related Persons

        The board of directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has delegated the review and approval of related party transactions to the audit committee. Any related party transaction required to be disclosed in accordance with applicable SEC regulations must be reviewed and approved by the audit committee. In reviewing a proposed transaction, the audit committee must (i) satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the committee. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal year 2008, all of our officers, directors and greater than ten percent beneficial owners timely complied with all Section 16(a) filing requirements except for the following: (a) Mr. Mullen reported a gift of 400 shares of common stock in September 2006 on a Form 4 filed on December 4, 2008; and (b) Ms. Moore reported a purchase of 1,000 shares of common stock in November 2008 on a Form 4 filed February 11, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis describes the philosophy and the material elements of our compensation program for our executive officers, including our chief executive officer, our chief financial officer and our four most highly compensated executive officers (together, the named executive officers) identified in the Summary Compensation Table below. The Compensation Committee of the Board of Directors is responsible for determining and approving the total compensation programs for our executive officers, including the named executive officers. The Compensation Committee's specific responsibilities related to executive compensation include:

  •
  Developing and recommending to the board of directors an annual performance evaluation of the chief executive officer;

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  Setting the compensation of executive officers, including salaries and short and long-term incentive compensation programs;

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  Adopting and modifying equity, health and retirement benefit plans for employees;

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  Administering our equity-based incentive compensation programs; and

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  Setting the compensation programs for service on the board of directors or its committees.

        Certain elements of the compensation philosophy apply to the compensation of other officers, regional management and non-restaurant level employees of the Company, whose particular compensation is determined by management. The design and administration of the Company's health and welfare benefit plans applicable to employees and executive officers on a non-discriminatory basis are generally developed and implemented by management, following approval by the Compensation Committee. The Compensation Committee periodically reviews data about the compensation of executives in the restaurant industry. Based on this review, we believe that the elements of our executive compensation program are competitive with those offered by our industry competitors.

Outside Advisor

        The Compensation Committee has retained Frederic W. Cook & Co. (Cook), a compensation consulting firm, for several years as its outside advisor. The Compensation Committee uses Cook to annually review our executive compensation program and broad-based equity compensation practices and assist in ongoing development of our executive compensation philosophy. Cook meets and confers with the members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and targets, and the markets in which we compete. Cook then develops guidelines for executive compensation programs which are considered by the Compensation Committee in its deliberations. Cook also acts as an advisor to the Compensation Committee on individual compensation matters as they arise, such as the change of control agreements and arrangements granted to certain executives in 2008. Other than its service to the Compensation Committee, Cook does not provide any services to the Company.

        Cook has assisted the Compensation Committee with developing a competitive peer group of publicly-traded U.S.-based restaurant companies of generally similar revenue and market cap size, and which compete with us in the casual dining segment of the dining industry, operating with similar metrics, markets and challenges (Peer Restaurants). This peer group is used for comparing compensation programs, and performing analyses of competitive performance and compensation levels. Cook periodically updates the peer group, reviews the competitive market, and provides suggestions for refining the compensation program to reflect our ongoing business strategy. The 2008 Peer Restaurants group is comprised of BJ's Restaurants, Inc., Brinker International Inc., Buffalo Wild Wings Inc., California Pizza Kitchen Inc., The Cheesecake Factory Inc., Landry's Restaurants Inc.,

McCormick & Company Inc., Morton's Restaurant Group Inc., O'Charley's Inc., P.F. Chang China Bistro Inc., Rare Hospitality International, Inc., Ruby Tuesday Inc., Ruth's Chris Steak House Inc. and Texas Roadhouse Inc. In addition, Panera Bread Company and Chipotle Mexican Grill, Inc. were added in 2008 while Applebee's was eliminated.

Overview of Executive Compensation Philosophy

        Red Robin was founded on four core values: Honor, Integrity, Continually Seeking Knowledge and Having Fun. These core values are the foundation for every Red Robin decision, including those relating to our executive compensation program. Our compensation objectives revolve around attracting, retaining and motivating the best possible executive talent, linking annual and long-term cash and equity incentives to achievement of measurable corporate, restaurant unit and individual performance objectives, and thereby, creating value for our stockholders. To achieve these objectives, we utilize a mix of short-term and long-term compensation strategies that encourage, recognize and reward individual performance, and place a significant portion of compensation (both cash and equity) at risk in order to influence both short and long term Company performance goals. The Compensation Committee continually evaluates and revises, as necessary, our compensation program to ensure that it is comparable to or competitive with the market, and also to ensure that our business objectives are being met. It monitors external factors that may impact the effectiveness of each compensatory element of our program, particularly in view of factors beyond the control of management, such as the current global and national macroeconomic environment.

        Compensation for each individual is also based on objective factors, such as comparative market levels, and subjective factors, including individual experience, performance and job responsibilities. The Compensation Committee relies significantly on the recommendations of our chief executive officer, Dennis B. Mullen, with respect to compensation for the other executive officers. Mr. Mullen's compensation is determined solely by the Compensation Committee.

Elements of our Executive Compensation Program

Overview

        As described in more detail below, the principal elements of our executive compensation program include base salary, cash annual bonus, long-term incentives including stock options, restricted stock and other equity awards and the ability to defer cash compensation.

        Base salaries for executives are generally set at or slightly below the median (50th percentile) of the Peer Restaurants, with a material component of their annual cash compensation derived from performance-based cash bonuses. Annual cash bonus awards are designed to focus an executive's performance on annual corporate and personal goals and provide incentives for and to reward excellent performance. Annual bonus levels are generally targeted higher than median in order to result in total cash compensation, together with base salary, above the median and up to the 75th percentile, based on performance.

        Our compensation program also includes equity incentives. While our annual cash bonus opportunity is intended to encourage and reward executives based on shorter term achievement of Company and personal performance goals, we believe performance-based compensation also drives creation of stockholder value in both the short and long term. Accordingly, the Company's equity incentive awards are designed to reward Company and personal performance over a longer period and to align rewards with longer-term growth in stockholder value.

Base Salary

        Base salaries (paid in cash) for our executives, including the named executive officers, are generally set at or below the median of our Peer Restaurants, and take into consideration the scope of each executive's responsibilities, experience, and performance. In October 2008, Cook provided the Compensation Committee with a comprehensive review of the Company's compensation structure in place for 2008 using data from the most recent SEC disclosures from the Peer Restaurants as well as certain other survey data obtained by Cook from other compensation consultants. Cook's 2008 review confirmed that executive base salaries in the aggregate, excluding the chief executive officers, were below median, but varied by position. Of the named executive officers, base salaries for the chief executive officer and chief development officer were above median for the comparable positions at the 2008 Peer Restaurants. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account principally the criteria set forth above and other factors that may be applicable.

        Generally, the Compensation Committee considers Mr. Mullen's evaluation of each executive's performance and growth potential and reviews each executive's salary in relation to the Cook data for a range or benchmark for salary increases or adjustments at particular levels. However, for 2009, Mr. Mullen did not recommend, and the Compensation Committee did not approve, increases in base salary for any of the named executive officers. Taking into account the current macroeconomic conditions and the Company's operating results, management has made a number of decisions to drive efficiencies and cost savings throughout the Company, including reduced marketing spend and restaurant development. Freezing salaries for our executives for 2009 is consistent with the Company's current business strategies. This decision may be reviewed or changed later in the year, as we believe it is important in this economic environment that the Company have the ability to alter its compensation decisions based on changes in the Company's performance, the macroeconomic environment and the status of individual development projects.

        Other than our chief executive officer, none of our named executive officers has an employment agreement. Pursuant to Mr. Mullen's employment agreement, which was extended in August 2008, his base salary is subject to annual review by the board of directors. The Compensation Committee made no changes to Mr. Mullen's base salary for 2009. See page 26 for further discussion of Mr. Mullen's agreement.

        We offer to our named executive officers and certain others the option to receive all or a portion of their base salaries on a deferred basis under the Company's Deferred Compensation Plan, discussed below.

Annual Performance-Based Incentive (Cash Bonus)

        The cash bonus incentive program links executive bonuses with Company and individual performance. Each of our executives, including the named executive officers, is eligible to receive a cash bonus based on achievement of certain performance objectives. The performance objectives are: (1) achievement by the Company of a sliding scale of minimum, target and maximum defined EBITDA (earnings before interest, taxes, depreciation and amortization) objectives and (2) attainment of individual performance goals set each year.

        In order to align bonus opportunity with creation of stockholder value, achievement of Company and personal goals generally have been weighted 75% and 25%, respectively, for executive officers. In 2008 and prior years, a named executive officer's eligibility for any bonus, including a bonus for individual performance goals, required achievement of at least the minimum/minimum (Min/Min) level of EBITDA by the Company.

        The EBITDA objectives and potential bonus percentages are formulated by management and submitted to the Compensation Committee annually. While the EBITDA objectives are not modified once established, the Compensation Committee may adjust EBITDA results for non-cash, non-recurring or unusual items in the committee's discretion. In addition, the Compensation Committee may grant special bonuses on an individual or group basis in recognition of extraordinary achievements or to address other special situations, and may also reduce bonus amounts if pre-set personal goals are not met. The Compensation Committee generally reviews and establishes the range of annual bonus opportunities for executive officers in January or February of each year, based upon the approved budget and performance objectives for the Company. Awards for the named executive officers are approved by the Compensation Committee based in part on the recommendation of the chief executive officer. Mr. Mullen's annual incentive bonus is approved solely by the Compensation Committee. EBITDA based bonuses are paid pursuant to the Company's Amended and Restated 2007 Performance Incentive Plan (the 2007 Plan). Receipt of the bonus awards may also be deferred under our Deferred Compensation Plan.

        For 2008, our target level EBITDA objective was approximately $130.6 million before giving effect to bonus payments. The range of EBITDA objectives was approximately 7% below target for the minimum/minimum level, and approximately 5% above target for the maximum level. Our actual EBITDA for 2008 fell below the minimum/minimum level. Accordingly, no cash bonuses were paid to any of the named executive officers in fiscal year 2008, or to any of the Company's otherwise eligible employees, including certain other executives, regional management, and non-restaurant personnel.

        Potential performance incentive bonuses are adjusted on a pro rata basis based on EBITDA objectives and are reflected as a percentage of salary. Potential performance incentive bonuses for the named executive officers for fiscal 2008 were as follows:

	Percentage of Salary
Named Executive Officer	Min/Min(1)	Minimum	Target	Maximum
D. Mullen	0	45%	90%	135%
K. Scherping	0	35%	70%	105%
E. Houseman	0	40%	80%	120%
A. Menogan	0	35%	70%	105%
T. Brighton	0	35%	70%	105%
S. Lintonsmith	0	35%	70%	105%

    (1)
    Minimum/minimum (Min/min) represents a threshold below which no bonus is payable. Below the minimum EBITDA achievement, an executive's bonus opportunity is reduced on a pro rata basis down to zero at the min/min level.

        2009 Bonus Targets.    For fiscal 2009, management and the Compensation Committee reviewed the design of the Company's annual incentive program (which applies broadly across the Company) and in doing so, evaluated the program's primary purpose of motivating the Company's personnel, alternative measures for assessing management's performance, and the external macroeconomic environment. Taking into consideration these factors, the Compensation Committee believes that the goals for eligibility to receive a 2009 incentive bonus based on EBITDA objectives alone are reasonably difficult to achieve, due to, among other things, uncertainty in the macroeconomic environment. Accordingly, the Compensation Committee decided to maintain sliding scale EBITDA targets, but added an opportunity for all non-restaurant level employees covered by the Company's incentive plan, including the named executive officers, to receive partial bonus payments based on achievement of personal goals. Accordingly, executives may earn up to 50% of their target-level bonus based on achievement of personal pre-set objectives alone while the remaining portion of their bonus is calculated on a sliding scale based on EBITDA objectives. However, because only the portion based on EBITDA varies based on the level of actual EBITDA achieved, the maximum bonus potential is reduced from 2008 levels. The Compensation Committee believes the bonus incentive based on personal objectives provides motivation and incentive for performance yet is balanced by the reasonable uncertainty and risk of meeting Company-level EBITDA targets.

        The table below illustrates 2009 bonus eligibility based on potential 2009 results for both the EBITDA-based bonus and the personal goals bonus. Achievement of personal goals will trigger eligibility for a bonus payout up to 50% of target level bonus in addition to any EBITDA-based bonus that may be earned. The percentages set forth below are percentages of the applicable named executive's salary:

		EBITDA-Based Bonus
	2009 Annual Base Salary					Personal Goals Bonus	Minimum Guaranteed Bonus
Named Executive Officer		Min/Min(1)	Minimum	Target	Maximum
D. Mullen	725,000	0%	27.5%	45.0%	67.5%	45.0%	$362,500	(2)
K. Scherping	285,000	0%	17.5%	35.0%	52.5%	35.0%	N/A
E. Houseman	400,000	0%	20.0%	40.0%	60.0%	40.0%	N/A
A. Menogan	250,000	0%	17.5%	35.0%	52.5%	35.0%	N/A
T. Brighton	295,000	0%	17.5%	35.0%	52.5%	35.0%	N/A
S. Lintonsmith	285,000	0%	17.5%	35.0%	52.5%	35.0%	N/A

(1)
No EBITDA-based bonus is payable if EBITDA falls below Minimum/Minimum (Min/Min). Between the Min/Min and Minimum targets, the EBITDA component of the bonus opportunity is adjusted on a pro rata basis based on actual EBITDA levels achieved.

(2)
If the $.50 EPS minimum performance metric is achieved in fiscal year 2009, Mr. Mullen will receive a minimum bonus in the amount of $362,500.

        In August 2008, the Company and Mr. Mullen entered into an amendment to his employment agreement extending its term for two years through December 2012, as further discussed under the heading "Employment and Other Agreements" below. In connection with the extension of his agreement, the Company modified the provisions of his agreement pertaining to his cash bonus eligibility. The amended agreement provides that Mr. Mullen's annual incentive bonus for each of the fiscal years 2009 through 2012 shall not be less than fifty percent (50%) of his annual base salary for the applicable fiscal year, so long as the Compensation Committee certifies by June 1, 2010, that certain performance metrics for the year ended December 31, 2009 have been met. This bonus represents a guaranteed minimum amount for the bonus that Mr. Mullen may otherwise be eligible to receive under the annual incentive plan, and is not in addition or incremental to any other bonus to which Mr. Mullen may be entitled under such plan. As required by the agreement, the Compensation Committee determined that Mr. Mullen will be eligible for the guaranteed bonus amount if the earnings per share of the Company's common stock for the year ended December 31, 2009 are equal to or greater than $0.50 per share, subject to certain adjustments for stock repurchases, stock splits and similar transactions. This performance metric, which relates solely to the guaranteed minimum bonus under Mr. Mullen's amended agreement, is different from the EBITDA metric used for the 2009 annual performance incentive for Mr. Mullen and the other named executive officers. As such, depending on the performance of the Company and the individual executive's performance as against his or her personal pre-set objectives, achievement of Mr. Mullen's earnings per share performance metric may result in Mr. Mullen's sole eligibility for a bonus. Mr. Mullen's employment agreement was amended in part to extend his employment beyond the previous term that expired in 2010 to assure stability of executive management of the Company during these difficult and uncertain economic times.

Long-Term Incentive Program

        We believe that equity-based compensation is a significant component of executive compensation that aligns executives with long-term improvement in the Company's performance and stockholder interests. Accordingly, the Company makes grants to its employees and executives in the form of equity interests in the Company's common stock under our various performance plans that include non-qualified stock options and restricted stock. In 2009, we also granted restricted stock units to certain officers and non-management personnel, and we may also grant other types of equity awards in the future. The Compensation Committee believes that option grants provide an equity incentive tied to the performance of the Company because options require stock price improvement from the applicable exercise price to become valuable, and that using restricted stock to supplement option grants can provide additional full value, and less dilutive, equity incentive as discussed below.

        Stock Ownership Guidelines.    In March 2009, the Compensation Committee approved stock ownership guidelines for executive officers and directors (see page 34 for the ownership guidelines for directors). The Compensation Committee utilized the services of Cook to review the competitive landscape for executive and director ownership guidelines and provide suggested structures. The Compensation Committee believes that executive ownership requirements will increase alignment with stockholders on long-term and short-term performance risk. For executives, the guidelines require holding a definitive dollar amount of stock based on the value of the stock at the date of acquisition, during the term of the executive's employment. Stock options are not counted toward the ownership requirement, but restricted stock, whether or not vested, counts toward the minimum holdings. The value is based broadly on a multiple of salary for each executive officer, scaled upward to account for assumed salary increases over time. The executive officers have five years to achieve the guidelines. The ownership values are approximately four times Mr. Mullen's salary, approximately two times Mr. Houseman's salary and approximately 1.5 times salary for the remaining executive officers, whose guidelines are the same, given that historically other equity grants have been equal among them. The following table illustrates the ownership guidelines and the acquisition value of the named executive officers' holdings as of March 31, 2009 (which includes shares purchased with the proceeds received by each officer from the stock option tender offer described below on page 19):

Named Executive Officer	Ownership Guideline(1)	Equity Value
D. Mullen	$3,000,000	$6,634,171
K. Scherping	$450,000	$298,720
E. Houseman	$800,000	$534,710
A. Menogan	$450,000	$204,269
T. Brighton	$450,000	$290,514
S. Lintonsmith	$450,000	$175,214

    (1)
    To be achieved by March 2014.

        Non-Qualified Stock Options.    Awards of non-qualified stock options are granted annually to employees at the corporate home office, including executives, support staff and regional managerial operations personnel, and to the general managers of our restaurants, pursuant to a matrix approved by the Compensation Committee. The matrix delineates the number of options or other equity units that may be awarded by position and grade levels. Generally, these grants are made in February three business days following the release of our annual earnings results. The grant price is the market price of a share of the Company's common stock at the close of market on the date of grant. The Compensation Committee determines the annual grants for the executive officers, including the named executive officers, pursuant to market data and with respect to comparisons to Peer Restaurant compensation practices. The 2008 annual grants were generally consistent with median for the Peer

Restaurants at the time of grant, as well as over the past three years on average. The Compensation Committee also considers the cumulative total of equity ownership in determining these awards.

        The Compensation Committee has delegated to the chief executive officer the authority to make new hire and promotion option grants on an interim basis for non-executive employees following the matrix. For qualifying executives (certain vice presidents and above) who are newly hired or promoted, the Compensation Committee approves all grants at appropriate grant levels set forth in the matrix. Grants for all new hires or promotions are awarded monthly as of the first business day of the month following the date of hire or the first business day of the month following the date of promotion. The exercise price of these awards is the market close price as of the first business day of the month following the date of hire or promotion.

        Restricted Stock and Restricted Stock Units.    In 2007, together with options, we began using restricted stock, and in 2009, we began using restricted stock units, as additional components of our equity incentive plan. Excluding executive officers and certain vice-presidents, restricted stock units were granted to all employees at the Company's corporate home office as well as regional operations personnel and general managers of our restaurants. The Compensation Committee believes that a mix of restricted stock and/or restricted stock units and options provides an element of guaranteed equity ownership but also maintains an element of performance risk for executives, as the value of the restricted stock and restricted stock unit grants is tied to stock price performance. In addition, the Compensation Committee has considered the impact of general economic conditions on the performance of the Company's common stock in the market, and the increased use of restricted stock and restricted stock units as components of compensations programs by other public companies.

        2009 Equity Grants.    In February 2009, the Company made its annual equity grants to our named executive officers, in the form of options and shares of restricted stock granted under the 2007 Plan. The named executive officers were granted the following awards:

Named Executive Officer	Options	Shares of Restricted Stock
D. Mullen	20,000	7,500
K. Scherping	8,000	3,000
E. Houseman	16,000	6,000
A. Menogan	8,000	3,000
T. Brighton	8,000	3,000
S. Lintonsmith	8,000	3,000

        The options vest based on continued employment, 25% on the first anniversary of the grant date, and the remaining 75% in 36 substantially equal monthly installments. The restricted stock vests in four equal installments on each of the first through fourth anniversaries of the date of grant so long as the executive is employed or otherwise providing services to the Company on each vesting date. If the officer ceases to be employed by or ceases to provide services to the Company at any time prior to the final vesting date, all unvested options or shares of the restricted stock are forfeited. The vesting schedule for the options and restricted stock accelerates in certain circumstances.

Stock Option Tender Offer

        In February 2009, we completed an offer to purchase certain stock options for shares of our common stock held by certain eligible employees, including the named executive officers. The eligible options were those outstanding as of January 13, 2009, that were granted under certain of our incentive plans, with an exercise price equal to or greater than $32.00 per share. Pursuant to the offer, the Company accepted elections by eligible employees to tender 1,576,306 options, representing 96.32% of the options that were eligible to be tendered in the offer. 484,800 of the eligible options accepted for tender in the offer were originally issued under the 2007 Plan and will be available for future issuance under such plan. The Company paid an aggregate of $3,497,696 to acquire options that were held by the eligible employees participating in the offer. The named executive officers received aggregate net proceeds of $732,342, the majority of which, $636,800, was used by such officers to acquire shares of the Company's common stock.

Named Executive Officer	Proceeds Used for Share Acquisition(1)
D. Mullen	$251,225
K. Scherping	$84,345
E. Houseman	$133,143
A. Menogan	$66,732
T. Brighton	$66,580
S. Lintonsmith	$34,775

    (1)
    The aggregate amount of $636,800 does not total the aggregate net proceeds because a portion of the net proceeds were used by certain of the named executive officers to pay taxes, commissions or other costs associated with the acquisition of the shares.

        In considering the tender offer, the board concluded, after a comprehensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, that the offer was consistent with restoring the incentive value of our long-term performance award programs to all employees who receive equity incentives. The sharp decline in the market price of our common stock since the beginning of 2008 significantly eroded the value of a substantial number of outstanding options held by our employees, as the exercise price of those options far exceeded the market price of our common stock. Unfortunately, this decline in our stock price substantially eliminated the incentive and retention value of the options granted to our employees, including our key members of management. Moreover, the board also did not believe that the market price for our stock reflected accurately the achievements of management over the past few years when the options were issued, as reflected in metrics other than stock price, for example, in our growth in revenue, restaurant units and earnings.

        The tender offer was designed to restore such incentive value by providing eligible employees with an opportunity to obtain the more certain benefit associated with the cash payment. Future compensation expense associated with the unvested options that were tendered will be eliminated. Further, the cancellation of the outstanding options reduced market overhang to stockholders, thereby reducing potential dilution.

Employee Stock Purchase Plan

        We maintain an Employee Stock Purchase Plan, under which eligible employees, including executives, may voluntarily contribute a percentage of their salary, subject to limitations, to purchase common stock at a discounted price. In general, all of the Company's officers and employees who have been employed by the Company for at least one year and who are regularly scheduled to work more than twenty hours per week are eligible to participate in this plan which operates in successive six-month periods commencing on each January 1 and July 1 of each fiscal year.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility for tax purposes of compensation over $1 million paid by a company to an executive officer. The policy of the Compensation Committee is to establish and maintain a compensation program that maximizes the creation of long-term stockholder value. The Compensation Committee attempts to generally structure most compensation approaches to ensure deductibility. However, the Compensation Committee reserves the right to adopt programs giving consideration to factors other than deductibility where the Compensation Committee believes stockholder interests are best served by retaining flexibility. In such cases, the Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

        As discussed above, performance bonuses are generally paid under the 2007 Plan and thus, are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Accordingly, such amounts are deductible by the Company even if in excess of the $1 million statutory limit. During 2008, for 2007 performance, we paid bonuses to certain of the named executive officers, which were not performance-based, but were paid in consideration of special achievements in connection with the acquisition of franchised restaurants. Consequently, certain of the 2008 compensation paid to Mr. Mullen, our chief executive officer, was not deductible as it exceeded the statutory limits. We also issued restricted stock to Mr. Mullen under his employment agreement that was not performance-based, portions of which vest in 2008 through 2010. Consequently, a portion of that compensation may not be deductible for tax purposes in 2008 or future years if Mr. Mullen's aggregate compensation is in excess of statutory limits.

Compensation Committee Report

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

        The compensation committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the review and discussions, the compensation committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James T. Rothe, Chair
Pattye L. Moore
Gary J. Singer

2008 Executive Compensation Tables

Summary Compensation Table

        The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008 (collectively, the "named executive officers"), for fiscal years 2006 through 2008:

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Dennis B. Mullen,	2008	725,000	—	1,841,491	351,524	—	270,849	3,188,864
Chief Executive Officer	2007	675,000	172,751	1,457,306	640,901	779,335	245,900	3,971,193
	2006	625,000	126,437	—	1,132,458	566,327	205,604	2,655,826
Katherine L. Scherping,	2008	285,000	—	39,105	191,782	—	11,550	527,437
Senior Vice President and Chief	2007	235,000	46,778	—	232,406	211,030	11,587	736,801
Financial Officer	2006	200,000	22,478	—	175,414	100,680	9,671	508,243
Eric C. Houseman,	2008	400,000	—	78,209	329,473	—	14,292	821,974
President and Chief Operating Officer	2007	325,000	73,935	—	410,711	333,543	13,230	1,156,419
	2006	300,000	53,947	—	426,872	241,633	12,196	1,034,648
Annita M. Menogan,	2008	250,000	—	39,105	168,809	—	11,433	469,347
Senior Vice President and Chief	2007	215,385	43,792	—	186,766	197,560	11,384	654,887
Legal Officer	2006	192,308	21,613	—	110,131	96,808	9,345	430,205
Todd Brighton,	2008	295,000	—	39,105	195,829	—	14,710	544,644
Senior Vice President and Chief	2007	265,000	52,750	—	269,626	237,970	13,848	839,194
Development Officer	2006	250,000	39,336	—	330,469	176,191	18,998	814,944
Susan Lintonsmith,	2008	285,000	—	39,105	112,753	—	13,565	450,423
Senior Vice President and Chief	2007	188,558	—	—	64,095	228,589	79,060	560,302
Marketing Officer(1)	2006	—	—	—	—	—	—	—

(1)
We have included our chief marketing officer, Susan Lintonsmith, as a named executive officer in this year's proxy statement as we anticipate that she will constitute one of our named executive officers in future years. Ms. Lintonsmith joined us in April 2007.

(2)
Salary amounts represent base salary and payment for vacation, holidays and sick days. Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(3)
Amounts reported in this column for 2007 represent a special bonus paid to the name executive officers in connection with the acquisition of 17 franchise restaurants from a franchisee in 2007. Amounts reported in this column for 2006 represent a special bonus paid to the name executive officers in connection with the acquisition of 13 franchise restaurants from a franchisee in 2006. Other amounts considered to be bonus awards were paid to the named executive officers pursuant to the 2004 Plan or 2007 Plan and are reported in the "Non-Equity Incentive Plan Compensation" column.

(4)
Amounts under Stock Awards represent the expense recognized under FAS 123R for fiscal years 2008 and 2007. There were no stock awards made in fiscal year 2006. See "Outstanding Equity Awards at 2008 Fiscal Year-End" below for a listing of restricted stock awards outstanding for each officer at December 28, 2008.

(5)
Amounts under Option Awards represent the expense recognized under FAS 123R for the relevant fiscal year and attributable to unvested stock options held by the listed officer during such fiscal year. See Note 14 to our financial statements included in our annual reports on Form 10-K for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, and for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FAS 123R.

(6)
The amount shown for each named executive officer in the "Non-Equity Incentive Plan Compensation" column for 2006 is attributable to an award under the 2004 Plan earned in fiscal year 2006, but paid in 2007. The amount shown for each named executive officer in the "Non-Equity Incentive Plan Compensation" column for 2007 is attributable to a bonus award under the 2004 Plan earned in fiscal year 2007, but paid in 2008. No bonuses were paid out to any named executive officer for fiscal year 2008, as further described under the "Annual Performance-Based Incentive (Bonus)" section.

(7)
Amounts in the "All Other Compensation" column consist of the following payments we paid to or on behalf of the named executive officers.

Name	Year	Car Allowance ($)(a)	Meal Discounts ($)(b)	Life Insurance/ LT Disability Premium Payments ($)(c)	Commuting & Other Expenses ($)		Housing ($)		Tax Gross Up for Certain Payments ($)		Total ($)
Dennis B. Mullen,	2008	12,000	299	10,200	145,310		—		103,040		270,849
Chief Executive Officer	2007	12,000	497	4,874	119,886	(d)	10,415	(e)	103,102	(f)	250,774
	2006	11,077	544	—	47,127	(d)	60,325	(e)	86,531	(f)	205,604
Katherine L. Scherping,	2008	10,200	937	413	—		—		—		11,550
Senior Vice President and	2007	10,015	1,572	331	—		—		—		11,918
Chief Financial Officer	2006	8,308	1,363	—	—		—		—		9,671
Eric C. Houseman,	2008	10,200	2,235	1,857	—		—		—		14,292
President and Chief	2007	10,200	1,583	1,743	—		—		—		13,526
Operating Officer	2006	9,415	1,334	1,447	—		—		—		12,196
Annita Menogan,	2008	10,200	691	542	—		—		—		11,433
Senior Vice President and	2007	10,015	902	467	—		—		—		11,384
Chief Legal Officer	2006	8,308	1,037	—	—		—		—		9,345
Todd Brighton,	2008	10,200	1,626	2,884	—		—		—		14,710
Senior Vice President and	2007	10,200	1,431	2,603	—		—		—		14,234
Chief Development Officer	2006	9,415	826	2,217	—		—		6,540	(g)	18,998
Susan Lintonsmith,	2008	10,200	3,086	279	—		—		—		13,565
Senior Vice President and	2007	6,935	1,662	149	45,000		—		25,314	(h)	79,060
Chief Marketing Officer	2006	—	—	—	—		—		—		—

  (a)
  All executives and certain other employees receive monthly car allowances.

  (b)
  Meal discounts are provided to executives and valued based on approximately 57% of the cost of the meal, which represents the average cost of goods and labor. The amount reflects actual usage (whether for business or personal use) by the named executive officers.

  (c)
  Long term disability insurance and life insurance is provided to certain executives and paid by the Company. The value represents the premiums paid by the Company.

  (d)
  Mr. Mullen, chief executive officer, commuted to his home in Arizona from the Company's headquarters in Denver, Colorado in each of the years represented. Pursuant to his employment agreement with the Company, the Company has agreed to pay or reimburse Mr. Mullen for travel expenses he incurs commuting between Arizona and the Company's headquarters, from time to time. For 2007, this amount includes $108,476 for travel on both commercial and charter flights, and taxi and automobile rental and $7,195 in attorney's fees for negotiation of Mr. Mullen's amended and restated employment agreement.

  (e)
  Pursuant to his employment agreement, until April 2007, the Company provided Mr. Mullen with use of a furnished apartment in Denver and reimbursed him for certain utility expenses. These expenses for 2006 were $60,325 which included $58,800 annual rent at the rate of $4,900 per month and approximately $1,525 in utilities and other miscellaneous expenses. These expenses for 2007 were $10,415 which included $9,800 for rent at the rate of $4,900 per month and approximately $614 in utilities and other miscellaneous expenses.

  (f)
  Amounts represent tax gross ups for taxes on commuting and relocation/housing compensation paid to Mr. Mullen identified in the commuting expenses and housing columns.

  (g)
  Amounts represent tax gross ups paid to Mr. Brighton in 2006 related to compensation paid to Mr. Brighton in 2005.

  (h)
  Amounts represent tax gross ups paid to Ms. Lintonsmith in 2007 related to a signing bonus paid to Ms. Lintonsmith in 2007.

Grants of Plan-Based Awards

        The following table provides additional information about stock option awards and equity and targeted non-equity incentive plan awards granted to our named executive officers during fiscal 2008. The estimated future payout column reflects estimated bonuses that would have been paid had the Company met its EBITDA bonus targets for 2008. No bonuses were paid as no targets were met.

					All Other Stock Awards: Number of Shares Underlying Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards ($)(4)
							Exercise or Base Price of Option Awards ($)
		Threshold ($)(5)	Target ($)	Max ($)
Dennis B. Mullen,	2/26/2008	326,250	652,500	978,750
Chief Executive Officer	2/26/2008					25,000	35.89	248,843
	2/26/2008				6,250			224,313
	8/15/2008				50,000			1,469,000
Katherine L. Scherping,	2/26/2008	99,750	199,500	299,250
Senior Vice President and	2/26/2008					10,000	35.89	99,358
Chief Financial Officer	2/26/2008				2,500			89,725
Eric C. Houseman,	2/26/2008	160,000	320,000	480,000
President and Chief Operating	2/26/2008					20,000	35.89	199,075
Officer	2/26/2008				5,000			179,450
Annita Menogan,	2/26/2008	87,500	175,000	262,500
Senior Vice President and	2/26/2008					10,000	35.89	99,538
Chief Legal Officer	2/26/2008				2,500			89,725
Todd Brighton,	2/26/2008	103,250	206,500	309,750
Senior Vice President and	2/26/2008					10,000	35.89	99,538
Chief Development Officer	2/26/2008				2,500			89,725
Susan Lintonsmith,	2/26/2008	99,750	199,500	299,250
Senior Vice President and	2/26/2008					10,000	35.89	99,538
Chief Marketing Officer	2/26/2008				2,500			89,725

(1)
No executive officer, including the named executive officers, received any cash bonus incentive awards for 2008 performance. Amounts reflected for 2008 indicate potential bonus payouts only, which were not paid as 2008 bonus performance targets were not achieved, as discussed above in "Compensation Discussion and Analysis—Annual Performance-Based Incentive (Bonus)".

(2)
The restricted stock granted on February 26, 2008 was issued pursuant to the 2007 Plan and vests 25% on each anniversary date of issuance over a four-year period. The restricted stock granted Mr. Mullen on August 15, 2008 was issued pursuant to the 2007 Plan and vests 50% on December 31, 2010 and December 31, 2011 subject to certain performance and other conditions described in the agreement.

(3)
Options issued on February 26, 2008 were granted pursuant to the 2007 Plan, and vest 25% on the first anniversary date of issuance and the balance vest pro-rata on a monthly basis over the following 36-month period. Options are exercisable for ten years from the date of issuance, subject to continuing employment or service with the Company as defined in the 2007 Plan, and certain other conditions.

(4)
See Note 14 to our financial statements included in our annual report on Form 10-K for the fiscal year ended December 28, 2008 for descriptions of the methodologies and assumptions we use to value option awards pursuant to FAS 123R.

(5)
We also utilize a Minimum/Minimum (Min/Min) target, so that in the event actual EBITDA exceeds the Min/Min target and is less than the Minimum (Threshold) target, the amount of bonus to which the executive is entitled is adjusted on a pro rata basis from the Minimum (Threshold) amount set forth above. For 2008, no bonus was payable to the named executive officers because actual EBITDA fell below the Min/Min EBITDA target.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
			Option Exercise Price ($)
				Option Expiration Date		Not Vested		Market Value ($)
Name	Exercisable	Unexercisable
Dennis B. Mullen,	5,000	—	55.16	6/02/15	(1)(18)	75,000	(14)	1,199,250	(17)
Chief Executive Officer	100,000	—	45.79	8/25/15	(2)(18)	6,250	(15)	99,938	(17)
	21,250	8,750	41.45	2/22/16	(3)(18)	50,000	(16)	799,500	(17)
	22,917	27,083	39.01	2/27/17	(4)(18)
	—	25,000	35.889	2/26/18	(5)(18)
Katherine L. Scherping,	13,125	1,875	60.98	6/17/15	(6)(18)	2,500	(15)	39,975	(17)
Senior Vice President and	7,083	2,917	41.45	2/22/16	(3)(18)
Chief Financial Officer	11,458	13,542	39.01	2/27/17	(4)(18)
		10,000	35.89	2/26/18	(5)(18)
Eric C. Houseman,	6,621	—	6.53	12/31/09	(7)	5,000	(15)	79,950	(17)
President and Chief Operating	12,000	—	14.98	1/29/13	(8)
Officer	9,000	—	26.81	1/28/14	(9)
	3,000	—	27.20	6/02/14	(10)
	13,750	1,250	51.75	4/14/15	(11)(18)
	12,188	2,812	46.22	9/01/15	(12)(18)
	24,792	10,208	41.45	2/22/16	(3)(18)
	13,750	16,250	39.01	2/27/17	(4)(18)
	—	20,000	35.89	2/26/18	(5)(18)
Annita Menogan,	10,938	4,062	51.98	1/9/16	(13)(18)	2,500	(15)	39,975	(17)
Senior Vice President and	11,458	13,542	39.01	2/27/17	(4)(18)
Chief Legal Officer	—	10,000	35.89	2/26/18	(5)(18)
Todd Brighton,	25,862	—	6.53	12/31/09	(7)	2,500	(15)	39,975	(17)
Senior Vice President and	12,000	—	14.98	1/29/13	(8)
Chief Development Officer	9,000	—	26.81	1/28/14	(9)
	3,000	—	27.20	6/02/14	(10)
	13,750	1,250	51.75	4/14/15	(11)(18)
	10,156	2,344	46.22	9/01/15	(12)(18)
	14,167	5,833	41.45	2/22/16	(3)(18)
	6,875	8,125	39.01	2/27/17	(4)(18)
	—	10,000	35.89	2/26/18	(5)(18)
Susan Lintonsmith,	5,938	9,062	40.13	5/1/17	(12)(18)	2,500	(15)	39.975	(17)
Senior Vice President and Chief Marketing Officer		10,000	35.89	2/26/18	(8)(18)

(1)
These options were issued to Mr. Mullen for his service as a non-employee director prior to his appointment as chief executive officer in August 2005 and vested in full June 2, 2006.

(2)
These options vest pro rata 1/24th each month over a 24-month period that began September 25, 2005 and vested in full on August 25, 2007.

(3)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on February 22, 2010.

(4)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on February 27, 2011.

(5)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on February 26, 2012.

(6)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on June 17, 2009.

(7)
These options vested fully on October 23, 2004. All of these options held by Mr. Houseman and options for 10,196 shares held by Mr. Brighton were exercised in March 2009.

(8)
These options vested fully on January 29, 2007.

(9)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on January 28, 2008.

(10)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on June 2, 2008.

(11)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on April 14, 2009.

(12)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on September 1, 2009.

(12)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on May 1, 2011.

(13)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on January 9, 2010.

(14)
Award of shares of restricted common stock granted on April 17, 2007 vest in equal amounts on December 31, 2008, December 31, 2009 and December 31, 2010, subject to potential accelerated vesting as described below under—"Potential Payments upon Termination or Change in Control".

(15)
Awards of shares of restricted common stock granted on February 26, 2008 that vest 25% on each anniversary date of issuance and in full on February 26, 2012.

(16)
Award of shares of restricted common stock granted on August 15, 2008 that vest in equal amounts on December 31, 2011 and December 31, 2012, subject to certain performance and other conditions as described in Mr. Mullen's restricted stock grant agreement dated August 15, 2008.

(17)
Based on the closing price of our common stock on December 26, 2008 of $15.99 per share.

(18)
These options were tendered to the Company in connection with the stock option tender offer and are no longer outstanding.

Options Exercised and Stock Vested

        None of the named executive officers exercised options during fiscal 2008. Except for Mr. Mullen no restricted stock held by any of the named executive officers vested during fiscal 2008.

Nonqualified Deferred Compensation

        The following table shows information about the amount of contributions, earnings and balances for each named executive officer under the Company's Nonqualified Deferred Compensation Plan as of December 28, 2008.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)
Dennis B. Mullen, Chief Executive Officer	—		—	—	—	—
Katherine L. Scherping, Senior Vice President and Chief Financial Officer	108,128	(2)	—	(74,002)	—	123,400
Eric C. Houseman, President and Chief Operating Officer	81,495	(3)	—	(112,541)	94,033	196,322
Annita Menogan, Senior Vice President and Chief Legal Officer	—		—	—	—	—
Todd Brighton, Senior Vice President and Chief Development Officer	—		—	—	—	—
Susan Lintonsmith, Senior Vice President and Chief Marketing Officer	42,617	(4)	—	(11,367)	—	31,250

(1)
The Company does not make any contributions to the Nonqualified Deferred Compensation Plan. None of the amounts presented above as "Aggregate Earnings" are reported as compensation for the 2008 fiscal year in the Summary Compensation Table shown on page 21.

(2)
All of this amount was reported in the Summary Compensation Table on page 21 as follows: $43,676 in Salary for 2008, $64,452 reported as Non-Equity Incentive Plan Compensation paid in 2008 but earned in 2007.

(3)
All of this amount was reported in the Summary Compensation Table on page 21 as Non-Equity Incentive Plan Compensation paid in 2008 but earned in 2007.

(4)
All of this amount was reported in the Summary Compensation Table on page 21 under the heading "Salary" for 2008.

(5)
All amounts reported in the aggregate balance at last fiscal year end under this column were previously reported as compensation to the named executive officers in our Summary Compensation Tables for previous years except for any earnings on deferred amounts.

        Company executives who earn over $100,000 and who are generally considered "highly compensated" under federal tax laws are not permitted to participate in the Company's 401(k) program. To permit these executives to save for retirement, the Company has established the Red Robin Gourmet Burgers, Inc. Deferred Compensation Plan. The plan permits eligible executives to defer into a hypothetical "account," on a pre-tax basis, up to 75% of the participant's annual salary and generally up to 100% of the executive's performance-based bonus. A participant's account under the plan only reflects salary and bonus deferrals, and the Company does not provide any matching credits or other contributions. At the end of fiscal year 2008, there were 25 participants and 108 employees eligible to participate.

        Accounts are credited with earnings and losses based on hypothetical investments selected by the executive from an array of investment options available under the plan which may change from time to time. As of December 28, 2008, the hypothetical investment options included domestic and international equity, income, short-term investment and blended funds. Participants can change their investment elections monthly by contacting the plan administrator.

        When participants elect to defer amounts into the plan, they also select when the amounts ultimately will be distributed. Participants can elect to have deferrals for a particular year paid in a future year if the participant is still employed at that time. Such in-service distributions are made in the form of a lump sum or, if the participant's deferrals for the year are at least $25,000, the participant can elect to receive payment in up to 5 annual installments. Otherwise, payment of a participant's account is made in the February following the participant's termination of employment in the form of a lump sum or in 5, 10, or 15 annual installments if the participant so elected at the time of deferral and if the participant's total account balance is at least $50,000.

        A participant can elect to change a prior distribution election to further delay distribution provided that such new election must be provided at least 12 months before the date the previously scheduled distribution would have occurred and provided that the new distribution date is at least 5 years from the originally scheduled distribution date. A participant may obtain a withdrawal prior to the date otherwise scheduled or elected by the participant if the participant incurs an "unforeseeable emergency" (generally including illness, casualty losses, etc.).

        With respect to deferrals after 2004, the plan is intended to comply with the requirements of section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004. In accordance with the Internal Revenue Service final regulations issued concerning the requirements of Code section 409A, the Compensation Committee adopted the Red Robin Gourmet Burgers, Inc. Deferred Compensation Plan, effective January 1, 2009, at their October 2008 meeting. The plan is considered to be "non-qualified" plans for federal tax purposes, meaning that the arrangements are deemed to be unfunded and an executive's interest in the plan is no greater than that of an unsecured general creditor of the Company.

Employment and Other Agreements

        Dennis B. Mullen.    The Company entered into an amended and restated employment agreement with Mr. Mullen, our chief executive officer, effective March 10, 2008, as amended by letter agreement on August 15, 2008. The amended employment agreement provides for an employment term that expires on December 31, 2012, subject to earlier termination. In addition, the letter agreement amended Mr. Mullen's compensation to provide for a minimum guaranteed bonus amount upon the satisfaction of certain performance metrics by December 31, 2009. See the discussion of this term under the heading "Annual Performance-Based Incentive (Cash Bonus)" on page 15 of this proxy statement. Pursuant to the terms of the amended employment agreement, Mr. Mullen's annual salary is subject to annual review by the board of directors, provided that the annual base salary may not be reduced below $675,000 so long as Mr. Mullen serves as chief executive officer and chairman of the board. Mr. Mullen's annual salary was $725,000 for 2008 and was not increased for 2009.

        Mr. Mullen is eligible to participate in the Company's annual incentive compensation plan. Mr. Mullen's employment agreement provides certain other benefits, including a $1,000 per month car allowance and the right to participate in all savings, retirement, medical, welfare and insurance plans and programs to the same extent as other senior executive employees of the Company. In addition, the Company has agreed to pay or reimburse Mr. Mullen for travel expenses he incurs commuting from the Company's headquarters in Denver, Colorado to Arizona. Mr. Mullen's commuting expenses are subject to periodic review for reasonableness by the chairman of the Compensation Committee. The Company's chief financial officer reviews and reports Mr. Mullen's expenses to the Compensation Committee at least quarterly. Mr. Mullen may fly on charter or private aircraft to commute from Denver, Colorado to Arizona and otherwise for appropriate business use, subject in each case to his compliance with the Company's expense reimbursement and non-commercial aircraft use policies. These expenses are reported in the Summary Compensation Table and the accompanying explanatory notes and tables.

        The employment agreement contains confidentiality, non-compete and non-interference covenants from Mr. Mullen, including a two-year covenant not to compete with the Company and its subsidiaries in the casual dining restaurant business anywhere in North America and the territories of the U.S. in the Caribbean, including Puerto Rico.

Potential Payments upon Termination or Change in Control

Potential Payments

        The following table presents the amount of compensation payable to each of our named executive officers as if the triggering termination event had occurred on the last day of our most recently completed fiscal year, December 28, 2008:

Name	Benefit(1)	Termination w/o Cause		Termination with Cause	Death		Disability		Change in Control(10)
Dennis B. Mullen,	Salary	$725,000	(2)	—	—		—		$1,450,000	(3)
Chief Executive Officer	Bonus	$952,086	(4)	—	—	(9)	—	(9)	$1,904,172	(5)
	Health Benefits	$4,842	(6)	—	—		—		$9,684	(7)
	Tax Gross-Up	—		—	—		—		$1,418,604	(8)
	Acceleration of Restricted Stock	$1,998,750	(11)	—	$1,998,750	(11)	$1,998,750	(11)	$2,098,687	(11)
	Acceleration of Options	—		—	—		—		—	(12)
Katherine L. Scherping,	Salary	—		—	—		—		$285,000	(2)
Senior Vice President	Bonus	—		—	—		—		$257,808	(4)
and Chief Financial	Health Benefits	—		—	—		—		$4,842	(6)
Officer	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$39,975	(11)
	Acceleration of Options	—		—	—		—		—	(12)
Eric C. Houseman,	Salary	—		—	—		—		$800,000	(3)
President and Chief	Bonus	—		—	—		—		$814,956	(5)
Operating Officer	Health Benefits	—		—	—		—		$9,684	(7)
	Tax Gross-Up	—		—	—		—		$629,073	(8)
	Acceleration of Restricted Stock	—		—	—		—		$79,950	(11)
	Acceleration of Options	—		—	—		—		—	(12)
Annita Menogan,	Salary	—		—	—		—		$250,000	(2)
Senior Vice President	Bonus	—		—	—		—		$241,352	(4)
and Chief Legal Officer	Health Benefits	—		—	—		—		$4,842	(6)
	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$39,975	(11)
	Acceleration of Options	—		—	—		—		—	(12)
Todd Brighton,	Salary	—		—	—		—		$295,000	(2)
Senior Vice President	Bonus	—		—	—		—		$290,720	(4)
and Chief Development	Health Benefits	—		—	—		—		$4,842	(6)
Officer	Tax Gross-Up	—		—	—		—		—
	Acceleration of Restricted Stock	—		—	—		—		$39,975	(11)
	Acceleration of Options	—		—	—		—		—	(12)

Name	Benefit(1)	Termination w/o Cause	Termination with Cause	Death	Disability	Change in Control(10)
Susan Lintonsmith,	Salary	—	—	—	—	$285,000	(2)
Senior Vice President	Bonus	—	—	—	—	$228,589	(4)
and Chief Marketing	Health Benefits	—	—	—	—	—
Officer	Tax Gross-Up	—	—	—	—	—
	Acceleration of Restricted Stock	—	—	—	—	$39,975	(11)
	Acceleration of Options	—	—	—	—	—	(12)

(1)
A number of our employee benefit and incentive pay plans provide for payment upon termination of employment of any participant. If terminated on December 28, 2008, each of the named executive officers would receive benefits and payments under these plans in addition to the amounts described in the table above.

(2)
Represents the total amount of continued payments for a period of twelve months following the effective date of termination based on the named executive officer's 2008 base salary.

(3)
Represents the total amount of continued payments for a period of twenty-four months following the effective date of termination based on the named executive officer's 2008 base salary.

(4)
Represents one times the aggregate bonus amount earned by the named executive officer for fiscal year 2007, the most recently completed fiscal year prior to December 28, 2008.

(5)
Represents two times the aggregate bonus amount earned by the named executive officer for fiscal year 2007, the most recently completed fiscal year prior to December 28, 2008.

(6)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental and prescription insurance plans for a period of twelve months following the effective date of termination.

(7)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental and prescription insurance plans for a period of twenty-four months following the effective date of termination.

(8)
Represents the amount of the gross-up payment for Internal Revenue Code Section 280G purposes based on a change in control event occurring on December 28, 2008.

(9)
Because it was determined that none of the named executive officers were eligible to receive a bonus for 2008, Mr. Mullen or his estate would not have received any pro rata bonus payment for termination of Mr. Mullen's employment due to disability or death on December 28, 2008.

(10)
As discussed below, the change in control provisions in Mr. Mullen's amended employment agreement and the change in control agreements with the other named executive officers are double trigger provisions, and thus any payments described in the above table are required to be made only if the Company terminates the executive's employment without cause or the executive resigns with good reason, within the defined protection period following the change in control.

(11)
The values included in the table above are based on the number of restricted shares that would have vested on December 28, 2008, multiplied by the closing sales price of the Company's common stock on The NASDAQ Global Market® as of December 26, 2008, the business day immediately preceding such date ($15.99).

(12)
As of December 28, 2008, none of the named executive officers held any unvested options that had at an exercise price higher than the fair market value of the Company's common stock (in-the-money options) on that date. Accordingly, there is no value reflected in this column for any of the named executive officers. However, as discussed below, the change in control agreements for the named executive officers (and not including Mr. Mullen) provide that upon a termination in connection with a change in control, the executive officer has the right to require the Company to pay the difference between the fair market value of the Company's common stock on December 28, 2008 and the exercise price of the options held by the named executive officer on an aggregate basis. Accordingly, Mr. Houseman and Mr. Brighton, if they elected to do so, would be entitled to receive $74,755 and $256,775, respectively, for options held by each of them as of December 28, 2008. As of December 28, 2008, none of the other named executive officers held any in-the-money options, and as such, would not be entitled to receive payment amounts for their options under this provision in the change in control agreements.

Under Employment Agreements

        Dennis B. Mullen.    Mr. Mullen's amended employment agreement provides that he is entitled to payment of certain compensation upon termination of his employment. The employment agreement terminates automatically in the event of Mr. Mullen's death or upon 30 days advance written notice from the Company in the event that he becomes disabled (as defined in the employment agreement). In the event Mr. Mullen's employment terminates on account of his death or disability or as a result of the voluntary resignation of Mr. Mullen, he (or his estate) is entitled to receive his base salary and accrued vacation pay through the date of termination and any compensation previously deferred by Mr. Mullen or due pursuant to any applicable welfare or benefit plans. He or his estate is also entitled to receive under such circumstances a pro rata share of any annual incentive bonus for which he would have otherwise been eligible, determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year.

        The Company may terminate Mr. Mullen's employment at any time for "cause," which is defined in the employment agreement to include, among other things, neglect in the performance of his duties, engaging in certain acts of misconduct (including a violation of the Company's code of ethics or other policies) or failure to follow lawful directives from the board of directors. In the event Mr. Mullen's employment is terminated for cause, he is entitled to receive his base salary and accrued vacation pay through the date of termination.

        The employment agreement contains a provision permitting a termination by the Company in connection with a transition event. As defined in the agreement, a transition event is a termination of Mr. Mullen's employment as chief executive officer and as chairman with the mutual approval of a majority of the board and Mr. Mullen in connection with the hiring or promotion of another person into such positions with at least 30 days advance written notice. Upon the occurrence of a transition event, Mr. Mullen is entitled to receive his base salary and accrued vacation pay through the date of termination and any compensation previously deferred by Mr. Mullen or due pursuant to any applicable welfare or benefit plans. Upon the execution of a general release of the Company, he is also entitled to receive under such circumstances a pro rata share of any annual incentive bonus for which he would have otherwise been eligible, determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year.

        The Company may also terminate Mr. Mullen's employment without cause with at least 30 days advance written notice. If, prior to December 31, 2012, the expiration of the stated term of the employment agreement, Mr. Mullen's employment is terminated for any reason other than for cause or other than in connection with a transition event, then Mr. Mullen is entitled to receive his base salary and accrued vacation pay through the date of termination. In addition, conditioned upon delivering a general release to the Company, under the amended employment agreement Mr. Mullen is also entitled to receive the following payments and benefits:

  •
  continued payment, for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period, of his base salary as in effect immediately prior to the date of termination;

  •
  payment of the pro rata share (determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year) of any annual incentive bonus for which he would otherwise have been eligible; and

  •
  payment or reimbursement of the cost of continuing coverage for Mr. Mullen and his spouse under the Company's then existing medical, dental and prescription insurance plans for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period.

        In addition, under Mr. Mullen's amended employment agreement, Mr. Mullen is entitled to receive severance payments in the event his employment is termination upon the occurrence of a double trigger change in control. In such a circumstance, Mr. Mullen is entitled to receive the same payments as he would otherwise receive in the event of a termination without cause, except that he will receive an amount equal to two times his annual compensation versus an amount equal to one times his annual compensation. The protection period for such a termination is 18 months. The definition of change in control is substantially similar to the definition contained in the 2007 Plan, as discussed below, except that the amended employment agreement provides that a change in control occurs if a majority of the individuals who serve in the same class of directors cease for any reason to constitute at least a majority of that class of directors. Good reason is defined as a reduction in Mr. Mullen's compensation, relocation of the Company's headquarters to a location more that 20 miles from the existing location, or a significant reduction in the then-effective responsibilities of Mr. Mullen as chairman or chief executive officer without Mr. Mullen's prior written consent.

Change in Control Agreements

        In addition to change in control provisions included in Mr. Mullen's amended employment agreement, we entered into change in control agreements with each of the other named executive officers on March 10, 2008. During its review of the executive compensation program, the compensation committee discussed the business environment in the restaurant industry, noting a trend to consolidation or acquisition of restaurants in going private transactions. This trend was highlighted to the Compensation Committee in connection with the review of the Peer Restaurants, two of which were acquired in the recent year. The Compensation Committee's philosophy in considering these agreements was its belief that the best interests of the company are supported when management can continue to perform and consider business combination transactions without distraction of personal employment considerations. Cook, our compensation adviser, evaluated other compensation arrangements and indicated that almost all of the Peer Restaurants include change in control agreements as part of their executive compensation. The Compensation Committee also believed it served the best interest of the Company to consider and evaluate implementing these arrangements outside of any pending transactions.

        The change in control agreements provided that if the executive resigns for good reason or is terminated by the Company other than for cause or disability or other than as a result of the executive's death during the 18-month period following a change in control, the executive is entitled to receive the following payments and benefits, except that Mr. Houseman is entitled to the payments described in the paragraph below:

  •
  continued payment, for a period consisting of twelve months following the effective date of termination, of his or her base salary as in effect immediately prior to the date of termination;

  •
  one times the annual bonus amount earned for his or her performance in the last completed calendar year prior to the change in control; and

  •
  payment or reimbursement of the cost of continuing coverage for the executive and his or her spouse under the Company's then existing medical, dental and prescription insurance plans for the twelve-month period following the effective date of termination or the remainder of the existing employment period.

        The primary differences between the change in control agreement with Mr. Houseman and the change in control agreements with the other named executive officers is that Mr. Houseman's agreement provides for a severance payment equal to two times his annual compensation as compared to one times annual compensation and payment for benefits for twenty-four months rather than twelve months. In addition, Mr. Houseman's agreement provides for a gross-up payment for Internal Revenue Code Section 280G purposes on the terms and conditions set forth in his agreement.

        The definition of change in control is substantially similar to the definition contained in the 2007 Plan, as discussed below. Good reason is defined as a reduction in the executive's compensation, relocation of the Company's headquarters to a location more that 20 miles from the existing location, a significant reduction in the then-effective responsibilities of the executive without the executive's prior written consent (for this purpose, if the Company ceases to be a publicly-traded corporation, the executive will not be deemed to have suffered such a reduction in the nature and scope of his or her responsibilities solely because of the change in the nature and scope thereof resulting from the Company no longer being publicly-traded), or failure by the Company to obtain the assumption of the obligations contained in the change in control agreement by any successor to the Company. The agreements also contain standard confidentiality and non-solicitation provisions.

Incentive Plans

        The following is a description of the change in control provisions contained within our equity incentive plans under which there are awards currently outstanding:

        1996 Stock Option Plan.    Outstanding options under the 1996 Stock Option Plan may become fully vested in connection with the approval by the stockholders of the Company of any of the following:

  •
  The dissolution or liquidation of the Company;

  •
  an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities (other than with a subsidiary of the Company), as a result of which less than fifty-percent (50%) of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company;

  •
  the sale of substantially all of the Company's business assets to a person or entity (other than a sale to a subsidiary of the Company); or

  •
  the acquisition directly or indirectly of fifty-percent (50%) or more of the Company's outstanding voting securities by a person or entity that was not a stockholder of the Company on the date the 1996 Plan was adopted by the Board.

        In addition, if the outstanding shares of the Company's common stock are changed into or exchanged for cash or a different number or kind of shares or securities of the Company or of another issuer, or if additional shares or new or different securities are distributed with respect to the outstanding shares of the Company's common stock, through a reorganization or merger to which the Company is a party, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, stock consolidation or other capital change or adjustment, the Compensation Committee will make an appropriate adjustment to the number and kind of shares or other consideration that is subject to or may be delivered pursuant to any outstanding options under the 1996 Plan.

        2000 Management Performance Common Stock Option Plan.    Outstanding options under the 2000 Stock Option Plan may become fully vested in connection with the sale or disposition of substantially all of our common stock or our assets. In addition, the plan administrator may provide for the assumption, substitution or settlement of the outstanding options under the 2000 Stock Option Plan in the event of a "control transfer." A control transfer is defined in the 2000 Stock Option Plan and generally includes any person or group of persons who were not stockholders on April 30, 2000 becoming the owner of more than 50.0% of our outstanding voting shares, our merger, consolidation, or other reorganization in which any such person or group owns more than 50.0% of the outstanding voting shares of the surviving or resulting entity, or all or substantially all of our assets are sold or otherwise transferred to any such person or group.

        2002 Stock Incentive Plan.    Each award granted under the 2002 Stock Incentive Plan may, at the discretion of our board of directors or a committee appointed by our board of directors to administer the plan, become fully vested, exercisable, or payable, as applicable, upon a change in control event if the award will not be assumed or substituted for or otherwise continued after the event. A change of control, as defined in the 2002 Stock Incentive Plan, generally includes:

  •
  stockholder approval of our dissolution or liquidation;

  •
  certain changes in a majority of the membership of our board of directors over a period of two years or less;

  •
  the acquisition of more than 30.0% of our outstanding voting securities by any person other than a person who held more than 20.0% of our outstanding voting securities as of the date that the 2002 Stock Incentive Plan was approved, a company benefit plan, or one of their affiliates, successors, heirs, relatives or certain donees or certain other affiliates;

  •
  certain transfers of all or substantially all of our assets; and

  •
  a merger, consolidation or reorganization (other than with an affiliate) whereby our stockholders do not own more than 50.0% of the outstanding voting securities of the resulting entity after such event.

In addition, if we terminate any participant's employment for any reason other than for cause either in express anticipation of, or within one year after a change in control event, then all awards held by that participant will vest in full immediately before his or her termination date. The plan administrator may also provide for alternative settlements (including cash payments), the assumption or substitution of awards or other adjustments in the event of a change of control event or in the context of any other reorganization of the Company.

        2004 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 30% of the outstanding common stock or combined voting power of the Company, if certain changes in a majority of our board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. Unless otherwise provided by the plan administrator, a change in control in and of itself generally will not trigger the accelerated vesting of awards granted under the 2004 Plan unless the awards will not be assumed by a successor or will otherwise not continue following the change in control event. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        Amended and Restated 2007 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2007 Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of our board of directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2007 Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. However, unless the individual award agreement provides otherwise, with respect to executive and certain other high level officers of the Company, upon the occurrence of a change in control event, no award will vest unless such officer's employment with the Company is terminated by the Company without cause within the two-year period following such change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2007 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        There are currently no amounts payable to or accrued for payment to any named executive officer under the change in control provisions contained in the Plans.

Director Compensation

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Restricted Stock Awards (#)(2)	All Other Compensation ($)(3)	Total ($)
Benjamin D. Graebel(4)	25,000	—	—	—	25,000
Edward T. Harvey	70,750	14,766	20,788	—	106,394
Richard J. Howell	75,000	14,766	20,788	—	110,554
Pattye L. Moore	70,500	14,766	20,788	—	106,054
James T. Rothe	69,750	14,766	20,788	—	105,304
J. Taylor Simonton	76,750	14,766	20,788	—	112,304
Gary J. Singer	74,250	14,766	20,788	—	109,804

(1)
Except for Mr. Graebel, this amount included a quarterly retainer payment equal to one-fourth of each director's respective annual retainer amount which was paid in December 2008 for services to be performed in the first quarter of fiscal year 2009.

(2)
Messrs. Harvey, Howell, Rothe, Simonton and Singer and Ms. Moore were each awarded options to purchase 2,500 shares of common stock in May 2008. The fair value of such options was computed in accordance with FAS123R at $5.9063 per share. In May 2008, each director was issued 625 shares of non-vested common stock with a value of $33.26 per share. As of the end of the fiscal year 2008, the aggregate number of options and restricted stock outstanding for each director was as follows:

	Options	Restricted Stock
Edward T. Harvey	17,500	625
Richard J. Howell	17,500	625
Pattye L. Moore	7,500	625
James T. Rothe	22,500	625
J. Taylor Simonton	17,500	625
Gary J. Singer	22,500	625
(3)
Each non-employee director is entitled to receive dining card for complementary food and beverages at the Company's restaurants. In 2008, the dining card value used by each director was less than $10,000. The value to the non-employee directors is approximately 57% of the amount provided as a meal discount which represents the cost of goods and labor at the Company's restaurants.

(4)
Mr. Graebel's term as a director expired at the annual stockholders meeting on May 28, 2008 and he did not stand for re-election. The amounts reflect payments to Mr. Graebel through the end of his term.

Director Stock Ownership Guidelines

        In March 2009, the Compensation Committee approved stock ownership guidelines for executive officers and directors (see page 18 for discussion of the ownership guidelines for executive officers). The ownership guidelines state that directors should own an amount of the Company's common stock with a cumulative cost basis of at least $150,000. Stock options are not counted toward the ownership requirement, but restricted stock, whether or not vested, counts toward the minimum holdings. Each director will have three years from the adoption of the stock ownership guidelines to obtain the minimum requirement. New directors will have five years from the time that he or she joins the board to reach the minimum ownership requirement. Directors may not sell, transfer or otherwise dispose of common stock that would decrease such director's cumulative cost basis below $150,000. The following table illustrates the ownership guidelines and the acquisition value of each director's holdings as of March 31, 2009:

Named Executive Officer	Ownership Guideline(1)	Equity Value
Edward T. Harvey	$150,000	$568,806
Richard J. Howell	$150,000	$164,904
Pattye L. Moore	$150,000	$104,788
James T. Rothe	$150,000	$108,330
J. Taylor Simonton	$150,000	$156,528
Gary J. Singer	$150,000	$108,591

    (1)
    To be achieved by March 2012.

Annual Retainers

        In 2008, each director who is not an employee of the Company received an annual retainer of $30,000, payable in equal quarterly installments. The lead director and each board committee chair also received an additional retainer each year in the following amounts: lead director, $5,000; chair of the audit committee, $5,000; chair of the compensation committee, $3,000; and chair of the nominating and governance committee, $3,000. The additional retainer amounts are paid to the lead director and the committee chairs in equal quarterly installments. No changes were made to the annual retainer amounts for fiscal 2009.

Meeting Fees

        Each non-employee director receives $2,000 for each in-person board meeting attended. Each member of the compensation committee and each member of the nominating and governance committee receives $2,000 for each in-person committee meeting attended, and each member of the audit committee (other than the chair) receives $3,000 for each in-person meeting of the audit committee attended. The chair of the audit committee receives a fee of $4,000 for each in-person audit committee meeting attended, and the chair of the compensation committee receives an in-person per meeting fee of $3,000. A director receives $1,000 for each regularly scheduled telephonic board meeting attended, and $500 for each regularly scheduled telephonic committee meeting attended. A director receives one-half of the specified meeting fee for any scheduled in-person meeting in which the director instead participates by telephone. The Company also reimburses the directors for costs incurred by them in traveling to and attending board and committee meetings.

Equity Awards

        Upon initial appointment or election to the board of directors, each non-employee director generally receives a non-qualified option grant covering 5,000 shares. Each initial grant of 5,000 stock options vests and becomes exercisable in equal monthly installments over the 24-month period following the date of grant. In addition, at the discretion of the board of directors, each non-employee director is eligible to receive annual option or restricted stock grants. In 2008, the Company granted 2,500 options to each of the directors under the 2007 Plan, with an exercise price equal to the fair market value of the Company's common stock on the date of grant. The annual grants were awarded on the date of the annual stockholder meeting, and vest in equal monthly installments over the 12-month period following the date of grant. Together with the option grants, in 2008, the Company granted 625 shares of restricted stock to each of the directors under the 2007 Plan, which vests in full on the first anniversary of the grant date.

Indemnification of Directors

        The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP (Deloitte) served as our independent registered public accounting firm for the 2008 fiscal year ended December 28, 2008. The audit committee has appointed Deloitte to serve for the current 2009 fiscal year ending December 27, 2009. Our board is requesting ratification by our stockholders of Deloitte's appointment. Representatives of Deloitte will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to any questions that might arise.

        In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other independent registered public accounting firms for the next fiscal year. However, because of the difficulty and expense of making any substitution of an independent registered public accounting firm after the beginning of the fiscal year, Deloitte's appointment for the 2009 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

Principal Accountant Fees and Services

        The following table summarizes the aggregate fees billed or to be billed by Deloitte for the fiscal years ended December 28, 2008 and December 30, 2007:

	2008	2007
Audit fees	$563,405	$616,019
Audit-related fees	10,000	21,300
All other fees	2,000	3,000

Total	$575,405	$640,319

Audit Fees

        Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002, reviews of our quarterly financial statements and fees related to a review of our Franchise Disclosure Document.

Audit-Related Fees

        Fees for audit-related services billed in 2008 related to a review of our tender offer statement on Schedule TO, filed with the SEC on January 14, 2009. Fees for audit-related services billed in 2007 related to procedures performed in connection with our acquisition of 17 franchised restaurants.

All Other Fees

        All other fees billed in 2008 and 2007 consisted of license fees related to Deloitte & Touche's proprietary web-based research database.

        With respect to non-audit services provided from time to time, of which none were provided in 2007 or 2008, the audit committee considers whether Deloitte's provision of other non-audit services to the Company is compatible with maintaining Deloitte's independence. The audit committee discussed these services with the independent registered public accounting firm and Company management to determine that the services are permitted under SEC rules and regulations concerning auditor independence.

 Audit Committee's Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services to be performed by Deloitte, and has established policies and procedures to ensure that the Company is in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence. These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. The policies and procedures are detailed as to the particular service and do not delegate the audit committee's responsibility to management.

        In accordance with these policies and procedures, management submits for approval audit and non-audit services that management may wish to have Deloitte perform during the fiscal year, accompanied by an estimated range of fees for each service to be performed. The audit committee approves or rejects each of the listed services and approves a range of fees for each service to be performed. Services cannot commence until such approval has been granted. Management is required to seek additional audit committee pre-approval when management becomes aware that any pre-approved service will result in actual fees greater than the fees initially approved. During the course of the year, the chair of the audit committee has the authority to pre-approve requests for services. At each subsequent audit committee meeting, the chair of the audit committee reports any interim pre-approvals since the last meeting.

        All of the fees set forth in the Principal Accountant Fees and Services table above for fiscal year 2008 were pre-approved by the audit committee.

Required Vote

        Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2009.

 AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

        The audit committee is comprised of J. Taylor Simonton (chair), Edward T. Harvey and Richard J. Howell. The audit committee is responsible for overseeing and evaluating the Company's financial reporting process on behalf of the board of directors, selecting and retaining the independent registered public accounting firm, and overseeing and reviewing the internal audit function of the Company.

        Management has the primary responsibility for the Company's financial reporting process, accounting principles, and internal controls as well as preparation of the Company's financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessments of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent registered public accounting firm. The audit committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Company's financial statements are presented in accordance with GAAP or that the audits of the annual financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessment of the effectiveness of the Company's internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent registered public accounting firm is, in fact, "independent."

        The audit committee has met and held discussions with management and the independent registered public accounting firm on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee's meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm without the presence of the Company's management. The audit committee has reviewed and discussed with both management and the independent registered public accounting firm, the Company's consolidated financial statements as of and for the year ended December 28, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent registered public accounting firm included in their report on the consolidated financial statements.

        The audit committee discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended. The independent registered public accounting firm has provided to the audit committee the written disclosures and the letter required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," and the audit committee has discussed with the independent registered public accounting firm their independence. The audit committee has also considered whether the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent registered public accounting firm was compatible with the maintenance of independence in the conduct of their auditing functions.

        Based upon our review and discussions with management and the independent registered public accounting firm and the reports of the independent registered public accounting firm, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the board of directors approve the audited financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 28, 2008, and the board of directors accepted the audit committee's recommendations.

THE AUDIT COMMITTEE

J. Taylor Simonton, Chair
Edward T. Harvey
Richard J. Howell

 ADDITIONAL INFORMATION

        "Householding" of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

        If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, or by contacting us at (303) 846-6000. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 846-6000, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

        Proxy Solicitation Costs.    The accompanying proxy is being solicited on behalf of the board of directors of our Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers, and employees at no additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORT ON FORM 10-K

        We filed with the SEC an annual report on Form 10-K on February 26, 2009 for the fiscal year ended December 28, 2008. A copy of the annual report on Form 10-K has been mailed concurrently with this proxy statement to all of our stockholders entitled to notice of and to vote at the annual meeting. In addition, you may obtain a copy of the annual report on Form 10-K, without charge, by writing to Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111.

By Order of the Board of Directors,

Annita M. Menogan Secretary
Greenwood Village, Colorado April 17, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

RED ROBIN GOURMET BURGERS, INC.

May 28, 2009

If no direction is provided, this proxy will be voted
"FOR" the Class I nominees for director and
"FOR" Proposal 2.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.redrobin.com/eproxy.htm

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of three (3) Class I directors for three-year terms.
NOMINEES:
☐	FOR ALL NOMINEES	☐	J. Taylor Simonton
		☐	James T. Rothe
		☐	Richard J. Howell
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 27, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To transact such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RED ROBIN GOURMET BURGERS, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, proxy statement and 2008 annual report on Form 10-K.

Signature of Stockholder	Date:	Signature of Stockholder		Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RED ROBIN GOURMET BURGERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis B. Mullen and Katherine L. Scherping, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Red Robin Gourmet Burgers, Inc. held of record by the undersigned on April 6, 2009 at the Annual Meeting of Stockholders to be held at the corporate headquarters of Red Robin Gourmet Burgers, Inc. located at 6312 S. Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, at 9:00 a.m. MDT on May 28, 2009, or any adjournment or postponement thereof.

This proxy authorizes each of the persons named above to vote at his or her discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on the reverse side)